Exhibit 99.1

 Ultralife Batteries Notified that Competing Bidder's Protest Denied;
      Government Reaffirms Company's Win of Entire $286 Million
                     Next Gen II, Phase IV Award


    NEWARK, N.Y.--(BUSINESS WIRE)--April 22, 2005--Ultralife Batteries, Inc., (NASDAQ:ULBI) was notified by the U.S. Department of Defense on April 21 that, following a formal review process, the protest filed by a U.S.-based battery assembly company claiming that its Next Gen II, Phase IV contract proposal was unfairly reviewed, has been denied by the Government.
    Ultralife expects to complete the qualification process for its BA-5390 battery during the third quarter. Now that the protest has been denied, Ultralife intends to work with the Government on setting priorities and arranging the qualification schedules for the four other battery types included in the award. Management still expects to receive orders for its BA-5390 batteries through the end of the year, either under the Next Gen II, Phase IV contract or through a separate production contract. As a result, the company reaffirms its 2005 revenue guidance for 10% to 20% growth over 2004.
    In December 2004, Ultralife announced that its U.S. and U.K. operations were awarded the 60 percent and the 40 percent shares, respectively, of the Next Gen II, Phase IV five-year battery production contracts by the U.S. Defense Department. The combined contracts could reach a maximum value of $286 million.
    Next Gen II is the U.S. Military's five-year battery procurement strategy. The Phase IV production contracts were awarded to Ultralife's U.S. and U.K. operations to provide five types of non-rechargeable lithium-manganese dioxide batteries. The five battery types - BA-5390/U, BA-5312/U, BA-5398/U, BA-5388/U and BA-5357/U -
comprise the Rectangular Lithium Manganese Dioxide Battery Group. A major objective of this five-year procurement strategy is to establish and maintain a production base of a sufficient capacity to timely meet peacetime demands and have the ability to surge quickly to meet deployment demands.
    The BA-5390/U, the most widely used of the five battery types, is a 15 or 30-volt battery used to power the PRC-119 SINCGARS (Single Channel Ground and Airborne Radio System), as well as more than 50 other applications. The BA-5312/U is a 12-volt battery used in the PRC-112 survival radio. The BA-5398/U is a 15-volt battery used in the PRC-77 radio and other applications. The BA-5388 is a 15-volt battery used in the PRC-126 and other handheld radios, and the BA-5357 is a 15 or 30-volt battery used in the PSG-2A message device and other applications.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.

    This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: loss of business with the U.S. government, worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
    Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.
    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


    CONTACT: Company Contact:
             Ultralife Batteries, Inc.
             Julius Cirin, 315-332-7100
             jcirin@ulbi.com
             or
             Investor Relations Contact:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media Contact:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com